Exhibit 10.2

SECOND AMENDMENT
TO THE
OIL-DRI CORPORATION OF AMERICA DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective April 1, 2003)

The Oil-Dri Corporation of America Deferred Compensation Plan, as amended and restated effective April 1, 2003, and further amended thereafter (the “Plan”), is hereby further amended, effective January 1, 2008 as follows. All capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.	Section 2.7 is amended to read as follows:

2.7 Earnings means the Company’s long-term borrowing cost in effect during the Plan Year for which Earnings are being credited plus one percent.

Prior to January 1, 2008, Earnings means the Company’s long-term borrowing cost in effect during the quarter for which Earnings are being credited plus one percent. Prior to October 1, 2000 Earnings means the reported composite rate of return experienced by the investment portfolio(s) chosen by a Participant as crediting indices; and for the portfolio referred to as the Oil-Dri Declared Rate Fund, Earnings means the Company’s long-term borrowing cost (“Interest”) in effect during the quarter for which Earnings are being credited. Prior to January 1, 1999, Earnings means Interest as defined in this Section 2.7. For Participants who retired prior to January 1, 1999, Earnings will continue to mean Interest as defined in this Section 2.7.

2.	Section 5.2 is amended to read as follows:

5.2 Earnings Credited

Each Participant’s Account shall be adjusted for Earnings. Earnings adjustments shall be calculated at a rate equal to the Company’s long-term borrowing cost in effect during the Plan Year for which the Participant’s Account is being adjusted plus one percent.

Prior to January 1, 2008, Earnings adjustments shall be calculated at a rate equal to the Company’s long-term borrowing cost in effect during the quarter for which the Participant’s Account is being adjusted plus one percent.

Prior to October 1, 2000, Earnings adjustments shall be calculated at a rate computed as if the Participant’s Account had been invested in whole and fractional shares of the investment portfolio(s) selected by the Participant as crediting indices. For purposes of computing these Earnings adjustments, Elective Deferrals shall be assumed to have been invested in shares of the crediting indices on each date a transaction is credited to or debited from the Participant’s account, at the trading price of the crediting indices on such date or the first business day thereafter. Earnings adjustments shall be computed as if all dividends paid on the crediting indices were reinvested in whole or fractional shares on the date paid.

Prior to January 1, 1999, earnings adjustments shall be calculated at the Interest rate as defined in Section 2.7. For Participants who retired prior to January 1, 1999, the rate for calculation of Earnings will continue to be the Interest rate.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be adopted by unanimous written consent of the Executive Committee of the Board of Directors this 17th day of December, 2007, and executed by the signature of a duly authorized executive officer to be effective as provided herein.

COMPANY:

OIL-DRI CORPORATION OF AMERICA

By:	/s/ Charles P. Brissman	Attest By:	/s/ Maryon L. Gray
	Charles P. Brissman Vice President, Secretary and General Counsel		Maryon L. Gray Assistant General Counsel and Assistant Secretary
Date: December 19, 2007